Exhibit 99.1

12500 West Creek Parkway Richmond, VA 23238

NEWS RELEASE	Investor Contact:	Media Contact:
For Immediate Release	Michael Neese	Joe Vagi
May 16, 2018	Vice President,	Manager,
	Investor Relations	Corporate Communications
	804.287.8126	804.839.4995
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Appoints

Randy Spratt to Board of Directors

RICHMOND, Va. — Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced that it has appointed Randall N. Spratt as an independent director to serve on its Board of Directors effective immediately.

Mr. Spratt served as Executive Vice President, Chief Information Officer (CIO) and Chief Technology Officer (CTO) for McKesson Corporation, a global pharmaceutical distribution services company, from 2005-2015. Mr. Spratt was a member of McKesson’s executive committee. As CIO, Mr. Spratt was responsible for all internal technology initiatives and operations.

“Randy has an extensive background in information technology and will bring that expertise to our Board of Directors,” said Douglas M. Steenland, PFG’s Chairman of the Board. “We look forward to Randy joining our board and believe that he will provide valuable insight as we execute our business strategy and drive long-term value for shareholders.”

Mr. Spratt also serves on the Board of Directors of Imperva, Inc. (NYSE: IMPV) and of Interactive Health Holdings Corporation.

Mr. Spratt holds a bachelor’s degree in biology with a minor in computer science from the University of Utah.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar and PFG Customized – Performance Food Group Company (PFG) markets and distributes more than 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 15,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The Company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the Company’s broad customer base. For more information, visit www.pfgc.com.

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